EXHIBIT 10.56

KB HOME
2014 EQUITY INCENTIVE PLAN
PERFORMANCE CASH AWARD AGREEMENT
This Performance Cash Award Agreement (this “Agreement”) is made on [DATE] (the “Grant Date”) by and between KB Home, a Delaware corporation (the “Company”), and [NAME] (the “Employee”). Capitalized terms used in this Agreement and not defined herein have the respective meanings given to them in the KB Home 2014 Equity Incentive Plan (the “Plan”).
WHEREAS, the Company desires to grant the Employee a performance cash award (the “Award”);
WHEREAS, the Award is intended to constitute compensation that is payable within the “short-term deferral” period after the Award is no longer subject to a “substantial risk of forfeiture” and that does not provide for the deferral of compensation under, and is therefore exempt from, Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), together with the Department of Treasury Regulations and other interpretative guidance issued thereunder (“Section 409A”); and
WHEREAS, the Award is intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code.
NOW, THEREFORE, in consideration of the foregoing, the Company and the Employee enter into this Agreement as follows:
A G R E E M E N T
1.    Grant. Subject to the terms of the Plan and this Agreement, the Company hereby grants to the Employee the Award, which entitles the Employee to earn a cash payment with a target amount equal to $[AMOUNT]. The actual amount of the Award payable to the Employee shall be determined pursuant to Section 2 below. A copy of the Plan is attached hereto and/or is available upon request, and is made a part hereof.
2.    Award Vesting. Subject to Section 3 below, a percentage of the Award will vest based on satisfaction of the performance conditions and the other terms set forth in Attachment A to this Agreement as determined by the Committee in its sole discretion, which determination will be made on a date (“Determination Date”) that is no later than ninety (90) days after the end of the Performance Period (as defined in Attachment A), subject to the Employee’s being employed from the Grant Date through to and including the Determination Date by the Company or any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (each, a “Subsidiary”).
3.    Forfeiture of Award. The Employee will immediately forfeit all rights, title and interests in and to any and all of the Award, without any consideration, that is unvested on the date the Employee experiences a Termination of Service other than a Termination of Service that occurs as a result of (a) the Employee’s Retirement that occurs no earlier than one (1) year after the Grant Date, or (b) the Employee’s death or Disability. The Committee, in its discretion, may accelerate the vesting under this Agreement for some or all of the Award at any time, subject to the limitations on acceleration set forth in the Plan. If and to the extent so accelerated, vesting will occur as of the date or upon the occurrence of the condition specified by the Committee.
(a)     If the Employee Retires on a date that occurs one (1) year after the Grant Date or later and prior to the Determination Date, the Employee will be eligible to receive only that percentage of the Award that the Employee would otherwise be eligible to receive under this Agreement had the Employee remained employed through the Determination Date that is equal to the ratio of the number of full calendar months the Employee was employed by the Company or a Subsidiary (whether as an employee or otherwise) during the Performance Period and the number of full calendar months in the Performance Period; provided that the Employee will forfeit entirely such eligibility, without any consideration, if the Employee is employed in any capacity at any time prior to the Determination Date by a competitor of the Company, including without limitation any subsidiary or affiliate of any such competitor. For these purposes, the Company shall have the sole right to determine whether the Employee’s Termination of Service constitutes a Retirement, and whether the Employee is employed by a competitor or any subsidiary or affiliate thereof.
(b)     If the Employee dies or becomes Disabled, the Employee (or the Employee’s estate or permitted beneficiary(ies) in the event of the Employee’s death) will be eligible to receive the percentage of the Award that the Employee would otherwise be eligible to receive under this Agreement had the Employee remained employed through the Determination Date. “Disability” means (i) “disability” as defined in any employment agreement then in effect between the Employee and the Company or applicable Subsidiary or (ii) if not defined therein, or if there shall be no such agreement, “disability” as defined in the long-term disability plan then maintained by the Company or the applicable Subsidiary, or (iii) if there shall be no plan, a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Employee to be unable to perform in all material respects his or her duties and responsibilities to the Company or applicable Subsidiary or any substantially similar duties and responsibilities. The Company shall have the sole right to determine whether the Employee’s Termination of Service constitutes a Disability.
4.    Payment. Subject to the terms of the Plan and this Agreement, the percentage of the Award that vests hereunder shall be paid in cash to the Employee (or to the Employee’s estate or permitted beneficiary(ies)) within thirty (30) days following the Determination Date.
The Company has the authority to deduct or withhold an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the Employee’s FICA obligation) required by law to be withheld with respect to any taxable event arising from the vesting or payment of any portion of the Award.
5.    California Law. This Agreement will be construed, administered and enforced in accordance with the laws of the State of California.
6.    Entire Agreement; Committee Authority.
(a)     This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous oral and written agreements and understandings relating to such subject matter.
(b)     Subject to applicable law, this Agreement and the Award shall be administered by the Committee, and the Committee shall have full power and authority to determine and interpret the terms and conditions of this Agreement and the Award, and make any determination and take any action that the Committee deems necessary or desirable for the administration of this Agreement and the Award, based in each case on such considerations as the Committee in its sole discretion determines.
(c)     All designations, determinations, interpretations, and other decisions under or with respect to this Agreement or the Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons (as defined below), including, but not limited to, the Company, any Subsidiary, the Employee, any stockholder and any employee of the Company or any Subsidiary. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE

COMMITTEE SHALL ADMINISTER THIS AGREEMENT AND THE AWARD, AND THAT THE EMPLOYEE IS BOUND BY, AND THE AWARD IS SUBJECT TO, ANY TERMS, RULES OR DETERMINATIONS MADE BY THE COMMITTEE.
7.    Non-Transferability. The Award may not be sold, pledged, assigned or transferred in any manner other than as permitted by the Plan.
8.    No Obligation. Neither the execution and delivery of this Agreement nor the granting of the Award will confer upon the Employee any right to be employed or engaged in any capacity by the Company or any Subsidiary, or to continue in such employment or engagement, or will interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge the Employee at any time.
9.    Notice. Any notice given hereunder to the Company will be addressed to the Company at its corporate headquarters, attention Senior Vice President, Human Resources, and any notice given hereunder to the Employee will be addressed to the Employee at Employee’s address as shown on the records of the Company.
10.     Amendment and Cancellation. Subject to Section 12 hereof, at any time and from time to time, the Committee may terminate, amend or modify this Agreement. Except with respect to amendments made pursuant to Section 12 hereof, no termination, amendment, or modification of this Agreement will adversely affect in any material way the Award granted hereunder without the prior written consent of the Employee.
11.    General Provisions.
(a)     Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to the Employee or the Award, or would disqualify the Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision will be stricken as to such jurisdiction, and the remainder of this Agreement will remain in full force and effect.
(b)     Other Laws. The obligation of the Company to make payment of the Award will be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company may refuse to transfer any consideration under this Agreement if, acting in its sole discretion, it determines that transfer of such consideration might violate any applicable law or regulation.
(c)     No Trust or Fund Created. This Agreement is intended to be an “unfunded” plan for incentive compensation. This Agreement will neither create nor be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or any affiliate and the Employee or any other individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity (each, a “Person”). To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to this Agreement, such right will be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.
(d)     Headings. Headings are given to the Sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof and, in the event of any conflict, the text of this Agreement, rather than such titles or headings, will control.

12.    Section 409A.
(a)     The Award is intended to constitute compensation that is payable within the “short-term deferral” period after the Award is no longer subject to a “substantial risk of forfeiture” and that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A. This Agreement shall be interpreted in accordance with Section 409A, to the extent applicable, including without limitation any Treasury Regulations or other Department of Treasury guidance that may be issued or amended after the date hereof, and shall not be amended or modified in any manner that would cause this Agreement to violate the requirements of Section 409A. In the event that, following the date hereof, the Committee determines that the Award may be subject to Section 409A, including such Department of Treasury guidance as may be issued after the date hereof, the Committee may, in its discretion, adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A.
(b)     The Employee (or the Employee’s estate or permitted beneficiary(ies)) shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on such Employee or for such Employee’s account in connection with the Award (including, without limitation, any taxes, interest, and penalties under Section 409A), and none of the Company or any Subsidiary nor any of their affiliates shall have any obligation to reimburse, indemnify or otherwise hold the Employee (or the Employee’s estate or permitted beneficiary(ies)) harmless from any or all of such taxes, interest, or penalties.
13.    Rescission. This Agreement and the Award will be subject to rescission by the Company if an original of this Agreement executed by the Employee is not received by the Company within four weeks of the Grant Date.
14.    Term. Upon forfeiture of all of the Employee’s rights, title, and interests in and to any and all of the Award pursuant to Section 3 above, this Agreement shall terminate and be of no further force or effect.
IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Employee have executed this Agreement as of the day and year first above written.
KB HOME

By:	Jeffrey T. Mezger
President and Chief Executive Officer
EMPLOYEE:
By:_______________________________________
[NAME]
Date: _____________________________________

4